Contact: Paul Coghlan                                     5:00 EDT
         Vice President, Finance                          Tuesday, July 26, 2005
         (408) 432-1900                                   US1


LINEAR TECHNOLOGY REPORTS A STRONG YEAR WITH ANNUAL AND QUARTERLY YEAR OVER YEAR INCREASES IN REVENUES AND PROFITS.


     Milpitas, California, July 26, 2005, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today announced that net revenue for its fiscal year ended July 3, 2005, was $1,049,694,000, an increase of 30% over net revenue of $807,281,000 for the previous year. This revenue included $40,000,000 in royalty revenue received and previously reported in the third quarter. The Company also reported net income for the year of $433,974,000 or $1.38 diluted earnings per share, an increase of 32% from $328,171,000 or $1.02 diluted earnings per share reported for fiscal 2004. Net sales for the fourth quarter ended July 3, 2005 were $255,811,000, a 7% increase from net sales of $238,050,000 for the fourth quarter of the previous year. Net income for the quarter was $106,047,000 or $0.34 diluted earnings per share, compared with $98,816,000 or $0.31 diluted earnings per share, also an increase of 7% from the fourth quarter of the previous year. Return on Sales was 41% for both the quarter and the year. A cash dividend of $0.10 per share will be paid on August 24, 2005 to stockholders of record on August 5, 2005. The Company generated additional cash and short-term investments of $134.4 million for the year, net of spending $257.2 million to purchase 7,032,770 shares of its common stock. During the quarter, the Company's cash and short-term investments increased by $53.8 million, net of spending $90.2 million to purchase 2,500,000 shares of its common stock.

     The Board of Directors authorized the Company to purchase an additional 10 million shares of its outstanding common stock in the open market over the next two years.

     According to Lothar Maier, CEO, "Fiscal 2005 was a good year for us in what was generally described as a slow growth environment, and our rate of sales growth was greater than all of our major competitors allowing us to achieve over $1 billion in revenues for the first time in the Company's history. For the June quarter our product sales grew 2% sequentially from the prior quarter, however, the March quarter also had $40,000,000 of royalty revenue, whereas there was no royalty revenue in the June quarter.

     The September quarter that we are entering is difficult to confidently forecast. It is typically a slow quarter for industrial and communication business, yet typically shows growing strength in consumer oriented businesses, as the build period for year end holiday sales approaches. Further, while we expect our bookings to increase over the prior quarter, we enter the quarter requiring a modestly higher percentage of "turns" business, which is orders that must be both booked and shipped in the period. Consequently, we currently expect sales to be similar to the quarter just completed.

     Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated growth of our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended June 27, 2004.

     Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, July 27, 2005 at 8:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call (913) 981-5592 before 8:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from July 27 through August 2, 2005. You may access this post view by calling (719) 457-0820 and entering reservation #3240650. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of July 27, 2005 until the fourth quarter earnings release next year.

     Linear Technology Corporation was founded in 1981 as a manufacturer of high performance linear integrated circuits. Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, and many other analog functions. Applications for Linear Technology's high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.

     For  further   information   contact  Paul  Coghlan  at  Linear  Technology
Corporation,   1630  McCarthy  Blvd.,  Milpitas,  California  95035-7417,  (408)
432-1900.

                              LINEAR TECHNOLOGY CORPORATION
                            CONSOLIDATED STATEMENTS OF INCOME
                         (In thousands, except per share amounts)

                                      Three Months Ended        Twelve Months Ended
                                      ------------------        -------------------
                                         (unaudited)                 (audited)

                                       July 3,     June 27,      July 3,     June 27,
                                        2005         2004         2005         2004
                                    ----------   ----------   ----------   ----------
Net sales                           $  255,811   $  238,050   $1,049,694   $  807,281

Cost of sales                           53,859       53,178      219,188      185,960
                                    ----------   ----------   ----------   ----------
    Gross profit                       201,952      184,872      830,506      621,321
                                    ----------   ----------   ----------   ----------

Expenses:

    Research & development              32,380       28,660      131,429      104,620

    Selling, general and
    administrative                      27,897       22,607      109,448       79,971
                                    ----------   ----------   ----------   ----------
                                        60,277       51,267      240,877      184,591
                                    ----------   ----------   ----------   ----------
    Operating income                   141,675      133,605      589,629      436,730

    Interest income, net                 9,821        5,574       30,335       25,483
                                    ----------   ----------   ----------   ----------

Income before income taxes             151,496      139,179      619,964      462,213

Provision for income taxes              45,449       40,363      185,990      134,042
                                    ----------   ----------   ----------   ----------
Net income                          $  106,047   $   98,816   $  433,974   $  328,171
                                    ==========   ==========   ==========   ==========

Basic earnings per share            $     0.35   $     0.32   $     1.41   $     1.05
                                    ==========   ==========   ==========   ==========

Shares used in the
     calculation of basic
     earnings per share                306,964      309,479      307,426      312,063
                                    ==========   ==========   ==========   ==========

Diluted earnings per share          $     0.34   $     0.31   $     1.38   $     1.02
                                    ==========   ==========   ==========   ==========
Shares used in the
     calculation of diluted
     earnings per share                314,080      317,984      315,067      321,456
                                    ==========   ==========   ==========   ==========


                          LINEAR TECHNOLOGY CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)

                                               July 3,      June 27,
                                                2005          2004
                                              (audited)     (audited)
                                              ---------     ---------
ASSETS

Current assets:
     Cash, cash equivalents and
        short-term investments               $1,790,912   $1,656,540

     Accounts receivable, net of
        allowance for doubtful
        accounts of $1,713 ($1,762
        at June 27, 2004)                       125,864       79,142

     Inventories                                 34,328       32,704

     Deferred tax assets and other
        current assets                           56,205       63,709
                                             ----------   ----------

     Total current assets                     2,007,309    1,832,095
                                             ----------   ----------

Property, plant & equipment, net                221,028      201,080
Other non current assets                         57,897       54,528
                                             ----------   ----------

Total assets                                 $2,286,234   $2,087,703
                                             ==========   ==========



                                                July 3,      June 27,
                                                2005          2004
                                              (audited)     (audited)
                                              ---------     ---------
LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                         $    11,800    $  14,410

   Accrued income taxes, payroll &
      other accrued liabilities                 152,231      146,342

   Deferred income on shipments
      to distributors                            43,708       41,862
                                            -----------  -----------

        Total current liabilities               207,739      202,614
                                            -----------  -----------

Deferred tax and other long-term
   liabilities                                   71,461       74,484

Stockholders' equity:


   Common stock                                 926,763      815,472

   Retained earnings                          1,083,110      997,593
   Accumulated other comprehensive
      income                                     (2,839)      (2,460)
                                            -----------  -----------
        Total stockholders' equity            2,007,034    1,810,605
                                            -----------  -----------
                                            $ 2,286,234  $ 2,087,703
                                            ===========  ===========